Exhibit 2(ii)



              [JOINT LETTERHEAD OF COMPUTER ASSOCIATES AND CHEYENNE]







         Contact: Doug Robinson, CA Investor Relations, (516) 342-2745 Bob Gordon, CA Public Relations, (516) 342-2391 Elliott Levine, Cheyenne Software, (516) 465-4411 Jeff Finkle, Cheyenne Software, (516) 465-5580


              COMPUTER ASSOCIATES TO ACQUIRE CHEYENNE SOFTWARE, INC.


          STORAGE MANAGEMENT, ANTI-VIRUS, AND COMMUNICATIONS SOFTWARE TO
                       STRENGTHEN CA'S MANAGEMENT SOLUTIONS


                    DEAL VALUED AT APPROXIMATELY $1.2 BILLION


         ISLANDIA, NY, October 7, 1996 - Computer Associates International, Inc. (NYSE: CA) and Cheyenne Software, Inc. (AMEX: CYE) have entered into a merger agreement for CA to acquire Cheyenne Software through a cash tender offer. A wholly-owned subsidiary of CA will offer to purchase all outstanding shares of Cheyenne's common stock for $30.50 per share.

         The merger has been unanimously approved by the Boards of Directors of both Cheyenne and CA. CA will fund the acquisition through cash balances and existing credit facilities.

         "We are extremely excited by the synergistic nature of this acquisition," said CA Chairman and CEO Charles B. Wang. "Cheyenne is the recognized leader in storage management solutions for the Windows NT and NetWare environments. The addition of its product suite will strengthen our efforts in the desktop and LAN environments. Cheyenne's products, along with CA's Unicenter family of enterprise management products, will offer an unbeatable combination for solving the complex management problems that clients are facing today."

         "In addition to a strong product offering, Cheyenne's employees are an integral part of the value in this acquisition. In recognition of their skills and talents, CA intends to retain all of Cheyenne's employees. It is expected that Cheyenne will operate as a division of CA, and that it will continue to aggressively support its current distribution channel strategy."





         "This is a tremendous opportunity for our clients, business partners, employees, and shareholders," said Cheyenne Chairman and CEO ReiJane Huai. "CA's unparalleled development and support capabilities and financial resources will now be available to our clients, along with Cheyenne's award-winning solutions in storage management, anti-virus, and communications software. Equally exciting is the fact that all of us at Cheyenne will have the opportunity to participate in the next chapter of Cheyenne's growth."

         In the tender offer, CA seeks to purchase at least a majority of Cheyenne's outstanding shares. Consummation of the tender offer will be subject to the expiration or termination of any applicable antitrust waiting period and the receipt of all regulatory approvals. Following completion of the tender offer, the subsidiary of CA will be merged into Cheyenne, and all of Cheyenne's shares not owned by CA will be converted into the right to receive $30.50 per share in cash.

         Computer Associates International, Inc. (NYSE: CA), with headquarters in Islandia, NY, is the world leader in mission-critical software. The company develops, licenses, and supports more than 500 integrated products that include enterprise computing and information management, application development, manufacturing and financial applications. CA has 9000 people in 130 offices in 40 countries and had revenue of more than $3.5 billion in fiscal year 1996. CA can be reached by visiting http://www.cai.com on the World Wide Web, emailing info@cai.com, or calling 1-516-342-5224.

         Cheyenne Software, Inc. is an international developer of essential software solutions for NetWare, Windows NT, UNIX, Macintosh, OS/2, Windows 3.1 and Windows 95 operating systems. Its enterprise-wide offerings include an array of storage management, security, and communications products, including Cheyenne [Registered Mark] HSM, JETserve [Trademark], InocuLAN [Trademark], FAXserve [Trademark], and its flagship product line, the ARCserve [Registered Mark] family of network backup software. Cheyenne can be contacted at (800) 243-9462 (U.S. or Canada) or (516) 465-4000, or by visiting its WWW home page at: http://www.cheyenne.com.

                                      # # #

         All referenced product names are trademarks of their respective companies.








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